Registration Nos. 333-159401

333-156116

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-159401

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-156116

UNDER

THE SECURITIES ACT OF 1933

VENOCO, INC.

(Exact name of registrant as specified in its charter)

Delaware	77-0323555
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

370 17th Street, Suite 3900
Denver, Colorado 80202
(303) 626-8300

(Address of principal executive offices)

Venoco, Inc. 2008 Employee Stock Purchase Plan

Venoco, Inc. Amended and Restated 2005 Stock Incentive Plan

Venoco, Inc. 2000 Stock Incentive Plan

(Full title of the plan)

Edward O’Donnell
Chief Executive Officer
370 17th Street, Suite 3900
Denver, Colorado 80202-1370
(303) 626-8300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer	☒

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment filed by Venoco, Inc., a Delaware corporation (the “Registrant”), relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”):

•                  Registration Statement 333-159401  filed by the Registrant with the Securities and Exchange Commission on May 21, 2009 registering 5,986,338 shares of common stock, par value $0.01 per share of the Registrant (the “Common Stock”) relating to the Venoco, Inc. Amended and Restated 2005 Stock Incentive Plan and the Venoco, Inc. 2000 Stock Incentive Plan.

•                  Registration Statement 333-156116  filed by the Registrant with the Securities and Exchange Commission on December 12, 2008 registering 1,500,000 shares of Common Stock relating to the Venoco, Inc. 2008 Employee Stock Purchase Plan.

Effective as of October 3, 2012 (the “Effective Time”), pursuant to the Agreement and Plan of Merger dated January 16, 2012, by and among the Registrant, Timothy Marquez, the Registrant’s Executive Chairman and former CEO (“TMM”), Denver Parent Corporation (“Parent”) and Denver Merger Sub Corporation (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as a subsidiary of Parent. In connection with the Merger, all issued and outstanding Common Stock (other than shares owned by the Company, TMM, Parent, Merger Sub and their respective affiliated entities and shares owned by stockholders who have perfected and not withdrawn a demand for appraisal rights under Delaware law) were converted into the right to receive $12.50 per share in cash, without interest and subject to any withholding taxes. As a result of the Merger, the offerings under the Registration Statements have been terminated. In accordance with the undertakings made by the Registrant to remove from registration, by means of a post-effective amendment, any of the securities under the Registration Statements which remain unsold at the termination of the offerings, the Registrant hereby removes from registration all securities registered under the Registration Statements which remained unsold as of the Effective Time.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on the 5th day of October 2012.

VENOCO, INC.

By:	/s/ Edward O’Donnell
Name: Edward O’Donnell Title: Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Timothy A. Ficker	Chief Financial Officer
Timothy A. Ficker	(Principal Financial Officer)	October 5, 2012

/s/ Douglas J. Griggs	Chief Accounting Officer
Douglas J. Griggs	(Principal Accounting Officer)	October 5, 2012

/s/ Timothy M. Marquez
Timothy M. Marquez	Sole Director	October 5, 2012

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